Exhibit 99.1

Contact: Michael J. Berthelot, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2013 FIRST QUARTER RESULTS

IRVINE, CA, October 25, 2012 — PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal first quarter ended September 30, 2012.

Pro-Dex, Inc. (the “Company”) reported a loss from continuing operations of $59,000, or $0.02 per diluted share, for the quarter ended September 30, 2012 compared to income from continuing operations of $346,000, or $0.11 per diluted share, in the corresponding quarter in 2011. The net loss for the quarter was $17,000, or $0.01 per diluted share, compared to net income of $446,000, or $0.14 per diluted share, in the year-ago period. Sales for the quarter ended September 30, 2012 decreased 31% to $3.5 million from $5.0 million for the corresponding quarter in 2011. As the Company has disclosed previously, the decrease in sales and the resulting net loss was primarily the result of a reduction in purchases of the Company’s powered surgical products by its former largest customer. Excluding sales to the former customer from the comparison of 2012 to 2011, the Company’s surgical product sales increased $548,000 in 2012. In addition, motion control system sales increased $138,000 in the 2012 quarter, when compared to the corresponding period in 2011. The results from continuing operations for the 2012 and 2011 periods exclude the results of the Company’s former Astromec product line, which was sold in February 2012 as previously announced.

Gross profit for the quarter ended September 30, 2012 was $1.2 million, or 36%, compared to gross profit of $2.1 million, or 42%, for the year-ago period. This decrease resulted primarily from the year-over-year decrease in sales and the related effects on manufacturing at lower sales volumes.

Operating expenses, which include selling, general and administrative, and research and development expenses, for the quarter ended September 30, 2012 decreased 26% to $1.3 million from $1.8 million in the prior year’s corresponding quarter. The decrease reflects the broad-based effect of the Company’s cost-reduction efforts, evidenced by reductions of $100,000, or 27%, in selling expenses; $208,000, or 25%, in general and administrative expenses; and $155,000, or 28%, in research and development expenses. All of these departmental reductions reflected, among other items, a focus on the elimination of non-critical activities, and the previously announced reductions in force and Company-wide 5% decrease in base compensation.

The Company also announced that, on September 24, 2012, it repaid in full the $685,000 outstanding balance of its term loan with Union Bank pursuant to the Company’s previously announced termination of its credit facility agreement with the bank.

Michael J. Berthelot, the Company’s President and Chief Executive Officer, commented, “We believe that the results of the first quarter of fiscal 2013, which is also the first full quarter under our new leadership, is the beginning of the beginning for our refocused company. Several key programs came together quickly and have had immediate impact upon our business. First, our focus on sales and improving our relationships with existing customers through reduced lead times and frame contracts resulted in us recognizing increases in revenues from our powered instrument product line of 25%, and 26% in total sales, when the $2.4 million of sales to our former largest customer in last year’s first quarter are removed. Even further strengthening our backlog, the implementation of frame contracts resulted in us achieving a book-to-bill ratio of 1.14 for the first quarter. Our gross margin for fiscal 2013’s first quarter, at 36%, is the highest it has been since last year’s first quarter and represents significant strengthening in our manufacturing cost structure and efficiency, especially when compared to the preceding quarter’s gross margin of 23%. The implementation of strict cost reduction policies in every department resulted in the previously mentioned 26% reduction in selling, general and administrative costs for the quarter when compared to last year’s quarter and 17% when compared to the preceding quarter.”

Mr. Berthelot continued, “All of these factors combined to result in our achieving first quarter EBITDA of $141,000, of which almost $100,000 was generated by continuing operations and the remainder was attributable to royalty payments from the buyer of our Astromec division. This quarter was the first time in the last four quarters that we were able to achieve a positive EBITDA, even though our sales in the first quarter were lower than those of any of the three previous quarters. While one quarter makes neither a trend nor a year, we believe it shows that we are on the right path, and gives us the confidence to continue to pursue and execute our strategy.”

“Operationally, we have made good progress on the four pillars on which we are building our recovery, Mr. Berthelot continued. “Our sales efforts have increased, we have begun three new customer/new product development projects, and we have several proposals out to medical device OEM’s who could become significant customers if we are successful. Lined up behind those proposals we have a strong pipeline of projects in varying states of discussion. Our sales and marketing team, with the support of our engineering and operations staffs, have done a superb job in moving from a standing start to a run. Our lead times have been reduced significantly – to 6 weeks for our highest volume products from 16-18 weeks – and we believe we can continue to improve them. As reflected in our stronger gross margin and lower SG&A expenses, our cost structure has come down not only as a result of reduced spending, but also as the result of increased participation by all of our associates in our efforts to operate more effectively and efficiently. Lower power consumption, better scheduling, and identification of improved ways to do things all combine to benefit our customers, our associates, and our shareholders. A stepped up program of internal testing, the design and implementation of automated test equipment, and the allocation of increased resources to engineering have improved the quality of our products and the confidence of our customers.”

“During the first quarter we retired all of our outstanding debt, with the result that we now have a strong balance sheet with no debt and no intangible assets”, said Mr. Berthelot. “We will continue to pursue the sale of our former Astromec facility in Nevada and will increase our focus on working capital and cash flow generation as we consider the best means to deploy our cash balances to benefit all of our shareholders.”

Teleconference Information:

Investors and analysts are invited to listen to a broadcast review of the Company’s fiscal 2013 first quarter financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company’s website at www.pro-dex.com. The conference call may also be accessed at www.InvestorCalendar.com. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-8033, or at (201) 689-8033 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available approximately two hours after the completion of the call until midnight (Eastern Time) on November 8, 2012 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 402315. An online archive of the broadcast will be available on the Company’s website www.pro-dex.com for a period of 365 days.

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, dental, semi-conductor and scientific research markets. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30, 2012	June 30, 2012
ASSETS
Current assets:
Cash	$3,125,000	$4,112,000
Accounts receivable, net of allowance for doubtful accounts of $10,000 at September 30, 2012 and $16,000 at June 30, 2012	1,839,000	1,581,000
Other current receivables	83,000	123,000
Inventories	3,482,000	2,791,000
Prepaid expenses	152,000	172,000
Income taxes receivable	567,000	609,000
Deferred income taxes	109,000	109,000

Total current assets	9,357,000	9,497,000
Property, plant, equipment and leasehold improvements, net	2,429,000	2,539,000
Real estate held for sale	733,000	733,000
Other assets	53,000	53,000

Total assets	$12,572,000	$12,822,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,107,000	$633,000
Accrued expenses	1,464,000	1,425,000
Income taxes payable	47,000	47,000
Bank term loan	—	774,000

Total current liabilities	2,618,000	2,879,000

Non-current liabilities:
Deferred income taxes	109,000	109,000
Deferred rent	282,000	284,000

Total non-current liabilities	391,000	393,000

Total liabilities	3,009,000	3,272,000

Commitments and contingencies
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,307,350 and 3,272,350 shares issued and outstanding at September 30, 2012 and June 30, 2012, respectively	16,876,000	16,846,000
Accumulated deficit	(7,313,000)	(7,296,000)

Total shareholders’ equity	9,563,000	9,550,000

Total liabilities and shareholders’ equity	$12,572,000	$12,822,000

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For The Three Months Ended September 30,
	2012	2011
Net sales	$3,461,000	$5,045,000
Cost of sales	2,225,000	2,937,000

Gross profit	1,236,000	2,108,000

Operating expenses:
Selling expenses	274,000	374,000
General and administrative expenses	608,000	816,000
Research and development costs	406,000	561,000

Total operating expenses	1,288,000	1,751,000

Income (loss) from continuing operations before items below	(52,000)	357,000

Other expense:
Interest expense	(6,000)	(10,000)

Total other expense	(6,000)	(10,000)

Income (loss) from continuing operations before provision for income taxes	(58,000)	347,000
Provision for income taxes	1,000	1,000

Income (loss) from continuing operations	(59,000)	346,000
Income from discontinued operations, net of provision for income taxes of $0 in 2012 and 2011	42,000	100,000

Net income (loss)	$(17,000)	$446,000

Per share data:
Income (loss) from continuing operations
Basic	$(0.02)	$0.11
Diluted	$(0.02)	$0.11
Income from discontinued operations
Basic	$0.01	$0.03
Diluted	$0.01	$0.03
Net income (loss)
Basic	$(0.01)	$0.14
Diluted	$(0.01)	$0.14
Weighted average shares outstanding — basic	3,279,578	3,272,350
Weighted average shares outstanding — diluted	3,279,578	3,280,045

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For The Three Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(17,000)	$446,000
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	151,000	169,000
Allowance for doubtful accounts	(6,000)	1,000
Share-based compensation	30,000	12,000
Changes in:
Accounts receivable and other current receivables	(212,000)	785,000
Inventories	(691,000)	(338,000)
Prepaid expenses	20,000	(119,000)
Other assets	—	8,000
Accounts payable and accrued expenses	511,000	(616,000)
Income taxes receivable and payable	42,000	1,000

Net cash provided by (used in) operating activities	(172,000)	349,000

Cash flows from investing activities:
Purchases of equipment	(41,000)	(42,000)

Net cash used in investing activities	(41,000)	(42,000)

Cash flows from financing activities:
Principal payments on term loan	(774,000)	(89,000)

Net cash used in financing activities	(774,000)	(89,000)

Net increase (decrease) in cash	(987,000)	218,000
Cash, beginning of period	4,112,000	4,689,000

Cash, end of period	$3,125,000	$4,907,000

Supplemental Information
Cash payments for interest	$9,000	$11,000
Cash payments for income taxes	$—	$—

PRO-DEX, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA TO GAAP DATA

Loss From Continuing Operations Before Provision For Income Taxes

(in thousands)

(unaudited)

For The Three Months Ended September 30, 2012
Earnings before interest, taxes, depreciation and amortization (“EBITDA”)	$141
Interest expense	(6)
Depreciation and amortization	(151)
Income from discontinued operations	(42)

Loss from continuing operations before provision for income taxes	$(58)